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                                                                    EXHIBIT 99.1



                                [PACKETEER LOGO]


PACKETEER(R), INC. ANNOUNCES NEW PRESIDENT AND CEO

CUPERTINO, Calif. -- October 7, 2002 -- Packeteer, Inc. (NASDAQ: PKTR), a leading provider of application performance infrastructure systems, today announced that Dave Cote has been appointed President and Chief Executive Officer of Packeteer and member of the Board of Directors.

"We are very pleased that our CEO search has led us to Dave -- a seasoned and high-caliber executive who we believe can take Packeteer to the next level," said Packeteer Interim CEO, Founder and Board Member Brett Galloway.

Dave Cote brings to Packeteer over 20 years of senior-level sales and marketing experience in the computer, networking and communications industries. Most recently, Cote was vice president of Worldwide Marketing and Communication ASSPs (Application-Specific Standard Products) for IDT, a global provider of communication semiconductor solutions for IP, wireless and converged voice and data networks, with $380M in revenue in fiscal 2002 and 3,700 employees. Under his executive leadership, IDT has been successfully repositioned to become a leading communications semiconductor company. Cote also founded and led its Internetworking Products Division, delivering SOC (System On Chip) solutions for enterprise access devices.

Before joining IDT in 1997, Cote was vice president of marketing and customer support for ZeitNet Inc., a Silicon Valley start-up providing hardware and software solutions for Asynchronous Transfer Mode (ATM) networking. ZeitNet was acquired by Cabletron in 1996. In addition, he previously held senior marketing positions at SynOptics (now Nortel Networks) and Apple Computer Inc. as well as field and corporate sales positions at Tymshare Inc. Cote earned a master of business administration degree from California State University at Sacramento and a bachelor of science degree from the University of California at Davis.

"Innovation together with strong sales and marketing has been the hallmark of Packeteer's success since it's founding", stated Craig Elliott, Former CEO, President and current Board Member of Packeteer. "Dave Cote brings an ideal combination of sales and marketing experience and relevant executive leadership that will build on our strong foundation."

ABOUT PACKETEER

Packeteer (NASDAQ: PKTR) is a leading provider of application performance infrastructure systems designed to provide enterprises and service providers a layer of control for applications delivered across intranets, extranets and the Internet. Packeteer's products - powered by PacketWise(TM) software - are designed to ensure end-to-end quality of service (QoS) for networked applications and managed services, enhancing users' quality of experience through comprehensive bandwidth, traffic, content, service-level and policy management. Packeteer's products are deployed by Global 2000 corporations and service providers, and sold through more than 100 resellers, distributors and system integrators in more than 50 countries. For more information, contact Packeteer via telephone at +1 408 873 4400, fax + 1 408 873 4410, send email to info@packeteer.com, or visit the company's web site at www.packeteer.com. Packeteer is headquartered in Cupertino, Calif.


PR CONTACT:                      PACKETEER CONTACT:
Wilson Craig                     David Yntema
Packeteer, Inc.                  Chief Financial Officer
(408) 873-4445                   (408) 873-4518
wcraig@packeteer.com             dyntema@packeteer.com